Exhibit 10.7

CUBIC CORPORATION

MANAGEMENT INCENTIVE BONUS PLAN

This Incentive Bonus Plan (the “Plan”) is intended to provide an additional incentive for management employees of Cubic Corporation and its subsidiaries (collectively, the “Company”), to perform to the best of their abilities, to further the growth, development and financial success of the Company, and to enable the Company to attract and retain highly qualified employees.  The Plan is for the benefit of the Participants (as defined below).

The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has adopted the Plan, effective October 27, 2014.

1.                                      Participants.  Participation in the Plan shall be limited to such employees of the Company and its subsidiaries whom the Committee from time to time determines shall be eligible to receive a bonus award (a “Bonus”) hereunder (the “Participants”).

2.                                      Administration.  The Plan shall be administered by the Committee.  The Committee shall have the discretion and authority to administer and interpret the Plan, including the authority to establish bonus programs or guidelines under the Plan (the “Bonus Guidelines”) from time to time containing such terms and conditions as the Committee may determine or deem appropriate in its discretion, including, without limitation, terms and conditions relating to the administration of the Plan and/or the determination and payment of Bonuses hereunder.

The Committee may modify, suspend, terminate or supersede the Bonus Guidelines at any time in its sole discretion.  Any and all Bonus Guidelines adopted by the Committee shall be subject to the terms and conditions of the Plan.  Any disputes under the Plan shall be resolved by the Committee or its designee, whose decision will be final.

3.                                      Performance Goals.  The Plan is intended to provide incentives for the achievement of approved annual corporate, business unit and/or individual objectives (the “Performance Goals”), as determined by the Committee with respect to each fiscal year during the term of the Plan (each an “Incentive Plan Year”).

(a)                                 Corporate Performance Goals.  At the beginning of each Incentive Plan Year, the Committee shall select such objective corporate Performance Goals as the Committee may determine in its sole discretion, which may include, without limitation, one or more of the following criteria:  net earnings (either before or after one or more of the following: interest, taxes, depreciation, amortization, and goodwill or other impairment charges, “EBITDA”); gross or net sales or revenue; net income (either before or after taxes); adjusted net income; net operating income, operating earnings; cash flow (including, but not limited to, operating cash flow and free cash flow); return on net or gross assets; return on capital; return on shareholders’ equity; total stockholder return; return on sales; gross or net profit or operating margin; costs; acquisitions or new investments; leverage level; expenses; working capital; earnings per share; adjusted earnings per share; funds from operations per share; price per share of the Company’s common stock; implementation or completion of critical projects; comparisons with various stock market indices; debt reduction; shareholder equity; operating efficiency; financial ratios; and financing and other capital raising transactions.  It is intended that the corporate objectives be objectively determinable, with the weighting of the various corporate Performance Goals to be approved by the Committee.

(b)                                 Business Unit Goals.  Each year corporate and business unit management will establish a set of Performance Goals for recommendation to the Committee, applicable to each specific business unit, which may consider, in addition to any of the applicable goals set forth in the Corporate Performance Goals: corporate financial objectives, business unit past experience, the business units current business plan, any specific business emphasis appropriate at the time for the subject business unit for the year under consideration, and future business potential.  A portion of the award may be discretionary, as determined by the Committee.

(c)                                  Individual Performance Goals.  A portion of each Participant’s Bonus may be determined in the sole discretion of the Committee based on individual performance and the consideration of such other factors as the Committee determines to be appropriate.  If individual Performance Goals are to be established for an Incentive Plan Year, each Participant in the Plan will work with his or her direct manager and/or other appropriate manager to develop a list of key individual Performance Goals.  If appropriate, the Chief Executive Officer of the Company will work with the Committee to develop his individual Performance Goals.

A Performance Goal may be a single goal or a range with a minimum goal up to a maximum goal.  Unless otherwise determined by the Committee, the amount of each Participant’s Bonus shall be based upon a bonus formula determined by the Committee in its sole discretion that ties such Bonus to the attainment of the applicable Performance Goals.  The Committee may in its sole discretion modify or change the bonus formulas and/or Performance Goals at any time and from time to time during or upon completion of an Incentive Plan Year.

4.                                      Target Bonuses.  Each Participant will be assigned a “Target Bonus Percentage” based on his or her job classification and responsibilities.  If a Participant moves from one Target Bonus Percentage level to another during an Incentive Plan Year, his or her Target Bonus Percentage will be prorated for time spent in positions with different Target Bonus Percentages during the Incentive Plan Year.

A “Target Bonus” for each Participant will be determined by multiplying his or her Target Bonus Percentage by his or her Base Salary (as defined below) for the relevant Incentive Plan Year.  For purposes of this Plan, “Base Salary” shall mean the actual salary paid to a Participant, including salary paid during vacation and accumulated time off, during the Incentive Plan Year.

The Target Bonus Percentages for each Participant shall be approved by the Committee for each Incentive Plan Year.  A Participant’s maximum Bonus under the Plan shall not exceed 195% of his or her Target Bonus.

Effective for fiscal year 2015, and unless and until changed by the Committee, in its sole discretion, the Target Bonus Percentages for the executive officers of the Company for purposes of this Plan shall be as follows:

Position	Target Bonus Percentage (as % of Base Salary)

Chief Executive Officer	100
Chief Operating Officer	50
Chief Financial Officer	50
Other Key Corporate Officers	50
Business Unit Presidents	50
Senior Business Unit Officers	50
Other Key Personnel	25-40%

5.                                      Sliding Scale.  With respect to the corporate and business unit Performance Goals, a sliding scale of award determination will be used so that the incentive earned will decrease from 100% based on performance of less than 100% of the Performance Goal with the opportunity to earn  up to 150% of the target award should actual performance exceed 100% of the Performance Goal.

In the example of the Performance Goals being sales, EBITDA, return on net assets and earnings per share; for all components except for sales, between 100% and 120% of the financial goal, the percent earned will increase at a rate of 2.5% for every 1% improvement in financial performance, with a maximum of 150% of the target award. For the sales goal, between 100% and 110% of the financial goal, the percent earned will increase at a rate of 5% for every 1% improvement in financial performance, with a maximum of 150% of the target award. For all goals, between 100% and 90% of the financial goal, the percent earned will decrease at a rate of 3% of the target award for every 1% point shortfall in financial performance. Between 90% and 80% of the financial goal, the percent earned will decrease at a rate of 4.5% of the target award for every 1% point shortfall in financial performance. Between 80% and 75% of the financial goal, the percent earned will decrease at a rate of 5% of the target award for every 1% point shortfall in financial performance, so that at the 75% level, the award will be zero for that financial goal.

The individual component of each Participant’s Bonus will be evaluated separately.  Based on the determination of the Participant’s individual performance, a multiplier will be applied to the Participant’s Bonus as determined based on achievement relative to the corporate and/or business unit Performance Goals.  The multiplier for individual performance will be within the range of 0% to 130%.

6.                                      Calculation of Bonuses.  The actual Bonus for a Participant will be calculated by the Committee as soon as practicable following the completion of the relevant Incentive Plan year by applying the Sliding Scale to the Target Bonus for such Participant according to the weightings and methods approved by the Committee for such Incentive Plan Year.  The individual multiplier, if any, will then be multiplied by the resulting Bonus to determine the final Bonus for such Participant.

The incentive awards are based on the actual financial performance achieved by the respective business unit and the total corporation as reflected in the Company’s audited financial statements. If there are to be any adjustments to the audited results for the purposes of a Bonus determination, these adjustments will generally be established at the time the Performance Goals are set. Achievement of the financial goals will be calculated after deduction of the Bonus payments related to this Plan for the Plan Year and to any other applicable incentive plans.

The Company may, in its discretion, reduce or eliminate a Bonus otherwise payable to any Participant.  Any such reduction or elimination may be made based on objective or subjective determinations as the Company determines appropriate.

7.                                      Payment of Bonuses.  The payment of Bonuses under the Plan shall be made in cash between November 1 and December 31 of the calendar year following the Incentive Plan Year to which such Bonuses relate, on such date or dates determined by the Committee and shall be subject to such terms and conditions as may be determined by the Committee in its sole discretion.

Except as otherwise provided in a written employment agreement between a Participant and the Company or as otherwise determined by the Committee, in order to be entitled to receive such Bonus, a Participant must be an active employee of the Company or its subsidiaries or affiliates and in good standing and working on the last day of the Plan Year. However, there will be two exceptions to this provision.  First, should an employee elect full retirement (with retirement points pursuant to Cubic’s Pension plan of 85 or more, or at the age of 65), the Bonus will be prorated for the time prior to retirement and that amount paid in accordance with the provisions above, as long as the business unit, subsidiary or total company, achieves its financial goals.  Second, if an employee dies, or becomes totally and permanently disabled, the Bonus will be pro-rated for the time prior to death or disability, and that amount will be paid to his/her estate, or him/her as the case may be, in accordance with the provisions above, as long as the business unit, subsidiary or total company achieves its financial goals.

An employee may be excluded from receiving an incentive award in the event he/she is involuntarily terminated for any reason other than a lay off during the period from the last day of the respective fiscal year and the date that the Bonus would normally be paid.  In addition, an employee may be excluded if the terms and conditions of a separation agreement specifically exclude the receipt of the incentive award.

8.                                      Amendment, Suspension and Termination of the Plan.  The Committee shall have the authority to amend, suspend or terminate the Plan at any time in its sole discretion.

9.                                      Miscellaneous.

(a)                                 The Company shall deduct all federal, state, and local taxes required by law or Company policy from any Bonuses paid hereunder.

(b)                                 Nothing contained in this Plan shall confer upon any Participant any right to continue in the employ of the Company, or shall interfere with or restrict in any way the right of the Company, which is hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause.  Notwithstanding anything to the contrary contained in the Plan, nothing in the Plan shall adversely affect any rights that a Participant may otherwise have under an employment or severance agreement or plan with or maintained by the Company to which such Participant is a party or under which such Participant is a beneficiary.

(c)                                  The Plan shall be unfunded.  Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Bonus under the Plan.  Any accounts under the Plan are for bookkeeping purposes only and do not represent a claim against the specific assets of the Company.

(d)                                 No Bonus granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. All rights with respect to a Bonus granted to a Participant under the Plan shall be available during his or her lifetime only to the Participant.

(e)                                  Notwithstanding anything in the Plan to the contrary, any and all amounts payable to any Participant under the Plan from time to time may, in the Committee’s sole discretion, be reduced or offset by any amounts then due or owing by such Participant to the Company or any of its affiliates pursuant to or in accordance with any benefit or compensation plan, program, policy or arrangement maintained by the Company or such affiliates.

(f)                                   Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

(g)                                  The Plan shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California. Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

Any and all controversies or disputes involving, relating to, or arising out of, or under, this Plan, including but not limited to its construction, interpretation or enforcement, shall be litigated exclusively in the state or federal courts sitting in San Diego County, California.  Each Participant is hereby deemed to irrevocably and unconditionally consent to the personal jurisdiction of the state courts in San Diego County, California with regard to any and all controversies or disputes involving, relating to, or arising out of, or under, the Plan.  Each Participant is further deemed to irrevocably and unconditionally waive any defense or objection of lack of personal jurisdiction over Participant by the state or federal courts sitting in San Diego County, California.

(h)                                 Bonus payments are not intended to constitute a deferral of compensation subject to Section 409A of the Code and are intended to satisfy the “short-term deferral” exemption under Section 409A of the Code and the Treasury Regulations issued thereunder.

Accordingly, to the extent necessary to cause Bonus payments hereunder to satisfy the “short-term deferral” exemption under Section 409A of the Code and the Treasury Regulations issued thereunder, a Bonus payment shall be made not later than the later of: (i) the fifteenth day of the third month following the Participant’s first taxable year in which the Bonus payment is no longer subject to a substantial risk of forfeiture, or (ii) the fifteenth day of the third month following the Company’s first taxable year in which the Bonus payment is no longer subject to a substantial risk of forfeiture; provided, however, that if due to administrative reasons Bonuses are not paid within the foregoing time periods, then such Bonuses will be paid as soon as administratively feasible but no later than the last day of the calendar year following the end of the Incentive Plan Year to which such Bonuses relate.